EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2016 Conference Call
November 4, 2016
10:00 a.m. CT

Introductory Comments - Marilynn Meek
Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer; Douglas Kessler, President; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 3, 2016 and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett
Good morning everyone and thank you for joining us. Our third quarter RevPAR growth was 3.4%, and we posted solid Adjusted EBITDA and AFFO growth. We also had strong flow-through and saw our margins expand by 59 basis points. We are very pleased with these results and believe they speak to the quality of our portfolio and our asset management capabilities.

In addition to the quality of our portfolio, we believe it is the quality, experience, stability and alignment of our management team that has driven strong total shareholder return performance since our IPO in 2003. Since our IPO, this management team has achieved a 111% total shareholder return compared to an 67% return for our peers. Key to that performance and this platform is the exceptionally high level of alignment that is created by our 18% insider ownership, which is the highest in the hotel REIT space and about nine times the peer average. Add to that the incentives to create shareholder value and outperform our peers that are structured into our advisory agreement with Ashford Inc. and it is easy to see why we think our management structure and management team are a competitive advantage for our platform and are key to the shareholder value that we have consistently created for our investors.

In an effort to create shareholder value and consistent with our refined strategy, we will continue to: focus on acquiring and owning upper-upscale full-service hotels; opportunistically execute on the sale of our non-core, select-service hotels; continue to target net debt to gross assets at 55% to 60%; and target a cash and cash equivalents balance equal to 25% to 35% of our equity market capitalization for financial flexibility as we believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

To that end, during the third quarter and subsequent to the end of the quarter, we announced that we had closed on the sale of an additional four non-core, select-service hotels for an aggregate value of approximately $76 million. Since the announcement of this disposition strategy, we have now closed on $218 million of sales of non-core select-service hotels. Douglas will provide further details on these transactions later in the call. We were also pleased to have announced in early October, that the Company refinanced four mortgage loans with existing outstanding balances totaling approximately $415 million. This refinancing addressed the vast majority of our 2017 debt maturities. Deric will provide additional information on this refinancing in a couple of minutes.

We are also excited to welcome Fred Kleisner as a new independent director to our Board. The appointment of Mr. Kleisner brings the total number of directors to seven and the total number of independent directors to six. Fred has held senior management positions at Morgans Hotel Group Co., Hard Rock Hotel Holdings, Rex Advisors, Wyndham International, Starwood Hotels & Resorts Worldwide, Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation, and Hilton Hotels, Corp. He currently serves as a director of Caesars Entertainment Corporation, Kindred Healthcare, Playtime, as a member of the Board of Managers of Ambridge Hospitality, and on is on the Advisory Council of Michigan State University's Broad School of Business. He holds a degree from The School of Hospitality Business at Michigan State University. He brings extensive experience from his many years of service and in senior leadership positions in the hospitality and real estate investment industries, and we look forward to his contributions to our Board.

Looking ahead, we are optimistic about the balance of 2016 and we remain committed to enhancing the Company's ability to deliver long term value to shareholders. We will continue to focus on generating solid operating performance, execute on opportunistic sales of our remaining non-core, select-service hotels, and proactively manage our balance sheet.

We thank you for all of your continued support and look forward to updating you on our progress on future calls. I will now turn the call over Deric to review our third quarter financial performance.

Financial Review - Deric Eubanks
Thanks, Monty.

For the third quarter of 2016, we reported a Net loss attributable to common stockholders of $35.1 million or $0.37 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.40 compared with $0.35 for the same quarter last year. This reflects a 14% growth rate over the prior year.

Adjusted EBITDA totaled $109.5 million, reflecting a 5% growth rate over the prior year.

At quarter's end, we had total assets of $4.8 billion. We had $3.8 billion of mortgage debt with a blended average interest rate of 5.3%. At the end of the quarter, our debt was 26% fixed rate and 74% floating rate, all of which have interest rate caps in place. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $401 million.

As of September 30, 2016 our portfolio consisted of 126 hotels with 26,430 net rooms.

Our share count currently stands at 114.8 million fully diluted shares outstanding, which is comprised of 96.2 million shares of common stock and 18.6 million OP units. We have 19.7 million OP units but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 18.6 million shares of common stock.

With regards to dividends, the Board of Directors declared a third-quarter 2016 cash dividend of $0.12 per share, or $0.48 per share on an annualized basis. Based on yesterday’s stock price, this represents an 8.7% dividend yield, one of the highest in the hotel REIT space. The adoption of a dividend policy does not commit the Company to declare future dividends. The Board will continue to review the dividend policy on a quarter-to-quarter basis.

On the capital markets front, during the third quarter, we completed an underwritten public offering of 4,800,000 shares of 7.375% Series F Cumulative Preferred Stock at $25.00 per share.

Additionally, in the third quarter, we completed the redemption of all of the issued and outstanding shares of our 9.00% Series E Cumulative Preferred Stock. The redemption was funded from the proceeds of the Company’s public offering of our Series F Cumulative Preferred Stock.

Subsequent to quarter end, in early October, we refinanced four mortgage loans with existing outstanding balances totaling approximately $415 million. The previous mortgage loans that were refinanced were the Wachovia 1, Wachovia 2 and Wachovia 6 loans with final maturity dates in April 2017, and the JP Morgan Chase Marriott Fremont loan with a final maturity date in August 2019. The mortgage loans were refinanced through one new mortgage loan, totaling $450 million, with a two-year initial term and four one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only, provides for a floating interest rate of LIBOR + 4.55%, and contains flexible release provisions for the potential sale of assets. The next non-extendable debt maturity for the Company is a $16 million loan that matures in June 2017.
Additionally, in mid-October, we announced that we had priced an underwritten public offering of 6,200,000 shares of 7.375% Series G Cumulative Preferred Stock at $25.00 per share.
This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.
During the third quarter, we grew RevPAR by 3.4%, with EBITDA flowthrough of 54%. These quarterly results are in-line with our year-to-date performance of 3.6% RevPAR growth and 57% EBITDA flowthrough. Our RevPAR growth outperformed both our competitors and the upper upscale segment nationally by 90 basis points.
At the asset level, I would first like to comment on the success of the Renaissance Nashville, our largest hotel, which continues to capitalize on increased leisure demand following a rooms renovation in the first quarter of 2015 and the completion of a corridor renovation in the first quarter of 2016. For the third quarter of 2016, Renaissance Nashville’s RevPAR outperformed the market by 590 basis points. Year-to-date, the property has grown RevPAR by a robust 14.4% with a $20, or 9.4%, increase in rate, 4.6% occupancy growth and EBITDA flowthrough of 59%. Room night mix optimization has led to increases in both transient room nights and transient average rate. Additionally, the strong demand in the market has allowed us to command higher group catering contributions, leading to a 16.3% increase in food and beverage department profit. On another note, we recently completed painting the exterior of the 31-story building and this transformational project resulted in a modern and stunning façade that won the 2016 Nashville Downtown Partnership Invest Award.
Next, in November 2015, we acquired the W Minneapolis Hotel - The Foshay along with the Le Meridien Chambers in Minneapolis. With the same management team in place, both properties have experienced substantial growth and increased profitability under our ownership. In the third quarter, the W hotel achieved 8.6% RevPAR growth and 92% EBITDA flowthrough, driven by significant rooms revenue increases. Le Meridien’s numbers are similarly outstanding with 8.8% RevPAR growth and 116% EBITDA flowthrough for the quarter. Year-to-date, which nearly coincides with the timing of our acquisition, EBITDA flowthroughs have been 118% for the W and 188% for Le Meridien. The performance of these two properties speaks to the Ashford asset management team’s ability to add value following acquisitions, even in situations where the existing brands and managers remain in place.
Finally, in August of 2013, we announced our plan to convert the Beverly Hills Crowne Plaza to a Marriott. The Marriott Beverly Hills officially opened on July 1, 2015, and the renovation concluded in August, receiving an award from Marriott International for renovation excellence. With more rooms available and a higher rate due to the Marriott conversion, the property has seen occupancy grow 24.9%, rate grow 38.6%, and RevPAR grow 73.1% year-to-date. Additionally, year-to-date, the property has gained 5,270 basis points in market share versus its competitors and grown total revenue and EBITDA by 69.8% and 81.8%, respectively.
Whether it’s through renovation, acquisition, or conversion, the forgoing examples are all indicative of the stellar results that are consistently produced by our best-in-class asset management team.
I will now hand the call over to Douglas.

Capital Market Strategies - Douglas Kessler
Thank you, Jeremy.
Earlier this year, we announced a strategy to sell our non-core, select-service hotels in smaller portfolios and/or in single asset transactions as we believe that strategy will result in higher prices in the current market environment.
In line with that strategy, in the third quarter, we completed the sale of the 124-room Hampton Inn & Suites in Gainesville, FL for approximately $27 million in cash ($218,000 per key). The hotel had an existing debt balance of approximately $21 million, and the Company realized net proceeds from the disposition of approximately $5 million after debt repayment and transaction costs.
Subsequent to quarter end, in early October, we closed on the sale of the 162-room SpringHill Suites Gaithersburg in Gaithersburg, MD for approximately $13.2 million ($81,000 per key). The consideration received from the sale was a combination of cash and approximately 2.0 million Class B common units of the Company’s operating partnership. The Company also paid off approximately $10.4 million of debt associated with the property.
Additionally, in early October, we completed the sale of the two-hotel portfolio comprised of the 151-room Courtyard Palm Desert and the 130-room Residence Inn Palm Desert for $36 million ($128,000 per key). The portfolio had an existing debt balance of approximately $24 million that was assumed by the buyer. After debt assumption and transaction costs, the net proceeds were approximately $11 million.

With these sales, the Company has now closed on approximately $218 million of sales of its non-core, select-service hotels since the beginning of the year. Going forward, we will continue to pursue opportunistic, accretive sales of our other non-core, select-service hotels.
That concludes our prepared remarks and we will now open the call up to your questions.